Exhibit 99.1

Press Release For Immediate Release

South Plains Financial, Inc. Reports Second Quarter 2019 Financial Results

LUBBOCK, Texas, July 25, 2019 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ: SPFI) (“South Plains” or the “Company”), the parent company of City Bank, today reported its results for the quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•	Net income for the second quarter of 2019 was $6.1 million, compared to $4.8 million(1) in the first quarter of 2019.
•	Diluted earnings per share were $0.37 for the second quarter of 2019, compared to $0.32 for the first quarter of 2019.
•	Average cost of deposits for the second quarter remained relatively stable at 108 basis points as compared to 105 basis points for the first quarter of 2019.
•	Return on average assets for the second quarter of 2019 was 0.89% annualized, compared to 0.71% in the first quarter of 2019.
•	Book value per share(3) was $16.19 as of June 30, 2019, compared to $14.80 per share as of March 31, 2019.

Subsequent Events

•
On July 25, 2019, the Company announced the entry into a definitive agreement to acquire West Texas State Bank (“WTSB”) for $76.1 million in cash.  The acquisition is expected to close in the fourth quarter of 2019.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am pleased with our second quarter results as we delivered strong earnings and book value growth from the linked quarter as we execute on our strategy of expanding our position as a premier bank.  We achieved this growth by not compromising on costs and will continue to be vigilant on expenses as we work to scale the Bank, leverage our investment in infrastructure, and improve our profitability.  Another highlight in the quarter was the Bank’s credit quality which remains strong as we actively manage our portfolio to remediate any potential challenges.  Importantly, we will remain disciplined on credit and not sacrifice our strict underwriting standards to drive loan growth in a more competitive environment.”

Mr. Griffith continued, “Our decision to go public in May was driven by the significant opportunity that we see to grow South Plains through strategic and disciplined M&A given the fragmented community bank market that exists in our core geographic markets.  In fact, there are more than 160 banks with total assets between $250 million and $1 billion in Texas and New Mexico.  We believe that our longstanding presence in West Texas, our culture of emphasizing employees as our most important asset, and our financial commitment to helping and bettering our communities will give us a significant advantage in making South Plains an acquirer of choice.  Proof of our strategy is evident in our announcement this morning of our acquisition of WTSB in a $76.1 million cash transaction.  WTSB is a $429 million asset bank located in Odessa, Texas which, upon closing, will expand our geographic reach into the attractive Permian Basin.”

Results of Operations, Quarter Ended June 30, 2019

Net Interest Income

Net interest income was $24.8 million for the second quarter of 2019, compared to $23.4 million for the second quarter of 2018 and $24.5 million for the first quarter of 2019.

Interest income was $32.5 million for the second quarter of 2019, compared to $28.4 million for the second quarter of 2018 and $32.0 million for the first quarter of 2019.  Interest and fees on loans increased by $3.0 million from the second quarter of 2018 due to organic growth of $46.9 million in average loans and an increase of 48 basis points in interest rates. The increase from the linked quarter was the result of $33.8 million more in average interest-earnings assets during the second quarter of 2019, offset by a 4 basis point decrease in the interest rates of those assets.

Interest expense was $7.7 million for the second quarter of 2019, compared to $5.0 million for the second quarter of 2018 and $7.5 million for the first quarter of 2019. The increase from the second quarter of 2018 was due to an increase in the rate paid on interest-bearing liabilities of 49 basis points and growth in the deposit base.  The increase from the linked quarter was due to an increase in the rate paid on interest-bearing liabilities of 5 basis points in the second quarter of 2019.  The average cost of deposits were 108 basis points for the second quarter of 2019, representing a 37 basis point increase from the second quarter of 2018 and a 3 basis point increase from the linked quarter.

The net interest margin was 3.88% for the second quarter of 2019, compared to 3.98% for the second quarter of 2018 and 3.93% for the first quarter of 2019.  The decreases from the second quarter of 2018 and the linked quarter were due primarily to the impact of higher interest-bearing liabilities costs, offset by increases in the rates on interest-earning assets.

Noninterest Income and Noninterest Expense

Noninterest income was $13.7 million for the second quarter of 2019, compared to $13.0 million for the second quarter of 2018 and $12.1 million for the first quarter of 2019.  The increase in noninterest income for the second quarter of 2019 compared to the second quarter of 2018 was primarily the result of an increase of $255,000 in mortgage banking activities revenue.  The increase from the linked quarter was primarily the result of an increase of $1.8 million in mortgage banking activities revenue due to $22.2 million more in originations for the second quarter of 2019.

Noninterest expense was $29.9 million for the second quarter of 2019, compared to $28.4 million for the second quarter of 2018 and $30.0 million for the first quarter of 2019. This increase in noninterest expense for the second quarter of 2019 compared to the second quarter of 2018 was primarily driven by $1.2 million in 2019 operating expenses related to the online mortgage and staff acquisition, which closed on November 30, 2018.  The decrease in noninterest expense in second quarter of 2019 compared to the linked quarter was due to a reduction in salaries and employee benefits of $341,000 as we continued to work on operational efficiencies.

Loan Portfolio and Composition

Loans held for investment were $1.94 billion as of June 30, 2019, compared to $1.92 billion as of March 31, 2019 and $1.91 billion as of June 30, 2018.  Loans held for investment increased $20.5 million, or 4.3% annualized, during the second quarter of 2019, compared to the linked quarter, primarily as a result of an increase of $40.4 million in seasonal agricultural production loan fundings.  This growth was offset by two commercial – general relationships, totaling $19.8 million, that paid off during the quarter.  As of June 30, 2019, loans held for investment increased $21.8 million, or 1.1%, from June 30, 2018.  The primary segments of our organic growth for this period were $31.3 million in 1-4 family residential loans and $32.3 million in auto loans.  This growth has been offset by a decline in the commercial – general segment of $43.2 million.  The decline was primarily the result of the payoffs noted above as well as an additional two relationships, totaling $16.0 million, that paid off early in the first quarter of 2019.

Agricultural production loans were $147.7 million at June 30, 2019, compared to $107.3 million at March 31, 2019 and $148.1 million at June 30, 2018.

Deposits and Borrowings

Deposits totaled $2.28 billion as of June 30, 2019, compared to $2.30 billion as of March 31, 2019 and $2.18 billion as of June 30, 2018.  Deposits decreased $23.1 million in the second quarter of 2019 primarily as the result of a planned reduction of $18.7 million in reciprocal deposits.  Deposits increased $98.2 million from June 30, 2018 was the result of the Company’s organic growth.

Noninterest-bearing deposits were $513.4 million as of June 30, 2019, compared to $497.6 million as of March 31, 2019 and $495.3 million as of June 30, 2018.  Noninterest-bearing deposits represented 22.5%, 21.6%, and 22.7% of total deposits as of June 30, 2019, March 31, 2019, and June 30, 2018, respectively.

Asset Quality

The provision for loan losses recorded for the second quarter of 2019 was $875,000, compared to $1.5 million for the second quarter of 2018 and $608,000 for the first quarter of 2019.  The allowance for loan losses to loans held for investment was 1.25% at June 30, 2019, compared to 1.22% at March 31, 2019 and 1.13% at June 30, 2018.

The nonperforming assets to total assets ratio as of June 30, 2019 was 0.37%, compared to 0.37% as of March 31, 2019 and 0.70% at June 30, 2018.

Annualized net charge-offs were 0.02% for the second quarter of 2019, compared to 0.07% for the first quarter of 2019 and 0.38% for the second quarter of 2018.

(1) The Company’s S Corporation revocation was effective May 31, 2018.  Net income, return on average assets, return on average shareholders’ equity and earnings per share for periods prior to the revocation are presented herein as if we had converted to a C Corporation as of January 1, 2018.  The tax adjustment is calculated by adding back its franchise S Corporation tax to net income, and using tax rates for Federal income taxes of 21.0%.  This calculation reflects only the revocation of the Company’s status as an S Corporation and does not give effect to any other transaction.

(2) Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

(3) Amounts are presented giving effect to the ESOP Repurchase Right Termination.  See Pro Forma Financial Information below for further details.

Conference Call

As previously announced, South Plains will host a conference call to discuss its second quarter 2019 results today, July 25, 2019 at 9:00am (Eastern Time). Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available on the Company’s website at https://www.spfi.bank/investor-relations.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13692467. The replay will be available until August 8, 2019.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas chartered bank headquartered in Lubbock, Texas.  City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas and El Paso markets, as well as in the Greater Houston, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services.  Please visit https://www.spfi.bank/investor-relations for more information.

Pro Forma Financial Information

As a result of the revocation of the Company’s S corporation election, the net income and earnings per share data presented herein may not be comparable for all periods presented herein. As a result, the Company is disclosing pro forma net income, income tax expense, and earnings per share as if the Company’s conversion to a C corporation had occurred as of January 1, 2018.

Additionally, prior to the listing of our common stock on the NASDAQ, in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended,, the terms of the South Plains Financial, Inc. Employee Stock Ownership Plan (“ESOP”) provided that ESOP participants had the right, for a specified period of time, to require the Company to repurchase shares of the Company’s common stock that were distributed to them by the ESOP. The shares of common stock held by the ESOP were reflected in the Company’s consolidated balance sheets as a line item called ”ESOP owned shares” appearing between total liabilities and shareholders’ equity.  As a result, the ESOP-owned shares were deducted from shareholders’ equity in the Company’s consolidated balance sheets.  This repurchase right terminated upon the listing of the Company’s common stock on the NASDAQ, which we sometimes refer to as the ESOP Repurchase Right Termination, whereupon our repurchase liability was extinguished and thereafter the ESOP-owned shares are included in shareholders’ equity.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include Tangible Book Value Per Common Share and Tangible Common Equity to Tangible Assets.  The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward Looking Statements

This press release contains forward-looking statements.  These forward-looking statements reflect South Plains’ current views with respect to, among other things, the completion of its acquisition of WTSB and other future events.  Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking.  These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases.  South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control.  Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”), dated May 8, 2019 (“Prospectus”), and other documents South Plains files with the SEC from time to time.  South Plains urges readers of this press release to review the Risk Factors section of that Prospectus and the Risk Factors section of other documents South Plains files with the SEC from time to time.  Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results.  Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release.  Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Selected Income Statement Data:
Interest income	$32,509	$32,004	$31,672	$30,731	$28,408
Interest expense	7,672	7,458	7,005	5,943	4,969
Net interest income	24,837	24,546	24,667	24,788	23,439
Provision for loan losses	875	608	1,168	3,415	1,540
Noninterest income	13,703	12,075	14,390	13,295	12,968
Noninterest expense	29,930	30,036	30,498	28,646	28,422
Income tax expense	1,655	1,204	1,528	1,109	(6,568)
Net income	6,080	4,773	5,863	4,913	13,013
Net income - pro forma (2)	6,080	4,773	5,863	4,913	5,333
Per Share Data (Common Stock):
Net earnings, basic (1) (2)	0.37	0.32	0.40	0.33	0.36
Net earnings, diluted (1) (2)	0.37	0.32	0.40	0.33	0.36
Cash dividends declared and paid	-	-	0.85	-	1.04
Book value (1)	16.19	14.80	14.40	14.63	14.43
Weighted average shares outstanding, basic	16,459,366	14,771,520	14,771,520	14,771,520	14,771,520
Weighted average shares outstanding, dilutive	16,563,543	14,771,558	14,771,520	14,771,520	14,771,520
Shares outstanding at end of period	17,978,520	14,771,520	14,771,520	14,771,520	14,771,520

	As of and for the quarter ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Selected Period End Balance Sheet Data:
Total assets	2,777,170	2,745,997	2,712,745	2,687,610	2,616,647
Total loans held for investment	1,935,653	1,915,183	1,957,197	1,968,085	1,913,884
Allowance for loan losses	24,171	23,381	23,126	21,073	21,715
Investment securities	263,564	339,051	338,196	398,475	254,517
Noninterest-bearing deposits	513,383	497,566	510,067	517,000	495,293
Total deposits	2,281,858	2,304,929	2,277,454	2,261,356	2,183,631
Total stockholders’ equity	291,113	218,565	212,775	216,169	213,096
Summary Performance Ratios:
Return on average assets (1) (2)	0.89%	0.71%	0.86%	0.74%	0.84%
Return on average equity (1) (2)	9.57%	8.98%	10.85%	9.08%	9.98%
Net interest margin	3.88%	3.93%	3.89%	4.02%	3.98%
Yield on loans	5.90%	5.84%	5.67%	5.57%	5.42%
Cost of interest-bearing deposits	1.39%	1.34%	1.26%	1.09%	0.92%
Efficiency ratio	77.46%	81.79%	77.88%	74.85%	77.39%
Summary Credit Quality Data:
Nonperforming loans	7,946	7,937	6,954	7,225	11,774
Nonperforming loans to total loans held for investment	0.41%	0.41%	0.36%	0.37%	0.62%
Other real estate owned	2,305	2,340	2,285	2,704	6,590
Nonperforming assets to total assets	0.37%	0.37%	0.34%	0.37%	0.70%
Allowance for loan losses to total loans held for investment	1.25%	1.22%	1.18%	1.07%	1.13%
Net charge-offs to average loans outstanding (annualized)	0.02%	0.07%	-0.18%	0.82%	0.38%
Capital Ratios:
Total stockholders’ equity to total assets	10.48%	7.96%	7.84%	8.04%	8.14%
Tangible common equity to tangible assets	10.48%	7.96%	7.84%	8.04%	8.14%
Tier 1 capital to average assets	12.10%	9.70%	9.63%	10.09%	10.23%
Common equity tier 1 to risk-weighted assets	13.31%	10.27%	9.91%	10.03%	10.35%
Total capital to risk-weighted assets	17.75%	14.74%	14.28%	14.29%	14.54%

(1)	- Reflects the ESOP Repurchase Right Termination.
(2)
- Assumes the Company’s S Coporation revocation was effective at the beginning of each period prior to May 31, 2018.  The Federal tax rate used was 35.0% for periods prior to January 1, 2018 and 21.0% for periods after January 1, 2018.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	June 30, 2019			June 30, 2018

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans (1)	$1,946,602	$28,635	5.90%	$1,899,744	$25,674	5.42%
Debt securities - taxable	248,915	1,754	2.83%	116,455	746	2.57%
Debt securities - nontaxable	31,387	275	3.51%	145,146	1,292	3.57%
Other interest-bearing assets	348,106	1,946	2.24%	231,191	1,014	1.76%

Total interest-earning assets	2,575,010	32,610	5.08%	2,392,536	28,726	4.82%
Noninterest-earning assets	174,944			166,913

Total assets	$2,749,954			$2,559,449

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,449,169	4,696	1.30%	$1,340,158	2,722	0.81%
Time deposits	317,323	1,443	1.82%	310,404	1,074	1.39%
Short-term borrowings	11,085	57	2.06%	16,174	54	1.34%
Notes payable & other long-term borrowings	95,000	561	2.37%	95,000	419	1.77%
Subordinated debt securities	26,472	403	6.11%	20,887	245	4.70%
Junior subordinated deferable interest debentures	46,393	512	4.43%	46,393	455	3.93%

Total interest-bearing liabilities	1,945,442	7,672	1.58%	1,829,016	4,969	1.09%
Demand deposits	516,783			486,943
Other liabilities	32,890			29,215
Stockholders’ equity	254,839			214,275

Total liabilities & stockholders’ equity	$2,749,954			$2,559,449

Net interest income		$24,938			$23,757
Net interest margin (2)			3.88%			3.98%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Six Months Ended
	June 30, 2019			June 30, 2018

	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans (1)	$1,951,193	$56,776	5.87%	$1,863,068	$49,832	5.39%
Debt securities - taxable	279,293	3,863	2.79%	117,361	1,505	2.59%
Debt securities - nontaxable	31,780	561	3.56%	149,803	2,678	3.60%
Other interest-bearing assets	295,858	3,517	2.40%	275,588	2,334	1.71%

Total interest-earning assets	2,558,123	64,717	5.10%	2,405,819	56,349	4.72%
Noninterest-earning assets	175,691			169,902

Total assets	$2,733,813			$2,575,721

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,459,684	9,230	1.28%	$1,350,496	5,131	0.77%
Time deposits	313,505	2,798	1.80%	317,259	2,158	1.37%
Short-term borrowings	16,904	168	2.00%	20,804	126	1.22%
Notes payable & other long-term borrowings	95,000	1,100	2.33%	95,000	777	1.65%
Subordinated debt securities	27,100	809	6.02%	20,887	490	4.73%
Junior subordinated deferable interest debentures	46,393	1,025	4.46%	46,393	852	3.70%

Total interest-bearing liabilities	1,958,585	15,130	1.56%	1,850,838	9,534	1.04%
Demand deposits	508,952			480,468
Other liabilities	31,022			29,313
Stockholders’ equity	235,255			215,103

Total liabilities & stockholders’ equity	$2,733,813			$2,575,721

Net interest income		$49,587			$46,815
Net interest margin (2)			3.91%			3.92%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2019	December 31, 2018

Assets
Cash and due from banks	$38,302	$47,802
Interest-bearing deposits in banks	367,064	198,187
Federal funds sold	2,750	-
Investment securities	263,564	338,196
Loans held for sale	38,932	38,382
Loans held for investment	1,935,653	1,957,197
Less: Allowance for loan losses	(24,171)	(23,126)
Net loans held for investment	1,911,482	1,934,071
Premises and equipment, net	59,705	59,787
Other assets	95,371	96,320
Total assets	$2,777,170	$2,712,745

Liabilities and Stockholders’ Equity
Liabilities
Noninterest bearing deposits	$513,383	$510,067
Interest-bearing deposits	1,768,475	1,767,387
Total deposits	2,281,858	2,277,454
Other Borrowings	106,116	112,705
Subordinated debt securities	26,472	34,002
Trust preferred subordinated debentures	46,393	46,393
Other liabilities	25,218	29,416
Total liabilities	2,486,057	2,499,970
Stockholders’ Equity
Common stock	17,979	14,772
Additional paid-in capital	140,189	80,412
Retained earnings	129,408	119,835
Accumulated other comprehensive income (loss)	3,537	(2,244)
Total stockholders’ equity	291,113	212,775
Total liabilities and stockholders’ equity	$2,777,170	$2,712,745

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Interest income:
Loans, including fees	$28,592	$25,627	$56,690	$49,736
Other	3,917	2,781	7,823	5,955
Total Interest income	32,509	28,408	64,513	55,691
Interest expense:
Deposits	6,139	3,796	12,028	7,289
Subordinated debt securities	403	245	809	490
Trust preferred subordinated debentures	512	455	1,025	852
Other	618	473	1,268	903
Total Interest expense	7,672	4,969	15,130	9,534
Net interest income	24,837	23,439	49,383	46,157
Provision for loan losses	875	1,540	1,483	2,318
Net interest income after provision for loan losses	23,962	21,899	47,900	43,839
Noninterest income:
Service charges on deposits	1,979	1,861	3,884	3,778
Income from insurance activities	1,210	1,135	2,960	2,530
Mortgage banking activities	6,652	6,397	11,518	11,064
Bank card services and interchange fees	2,071	2,051	4,081	4,009
Other	1,791	1,524	3,335	3,055
Total Noninterest income	13,703	12,968	25,778	24,436
Noninterest expense:
Salaries and employee benefits	18,784	17,818	37,909	35,419
Net occupancy expense	3,416	3,391	6,823	6,715
Professional services	1,611	1,400	3,317	2,829
Marketing and development	796	760	1,513	1,578
Other	5,323	5,053	10,404	9,758
Total noninterest expense	29,930	28,422	59,966	56,299
Income before income taxes	7,735	6,445	13,712	11,976
Income tax expense (benefit)	1,655	(6,568)	2,859	(6,538)
Net income	$6,080	$13,013	$10,853	$18,514

Pro forma C corp income tax adjustment	-	7,680	-	8,533
Pro forma C corp net income	$6,080	$5,333	$10,853	$9,981

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2019	December 31, 2018	June 30, 2018

Loans:
Commercial Real Estate	$533,680	$538,037	$533,941
Commercial - Specialized	294,188	305,022	305,811
Commercial - General	391,434	427,728	434,645
Consumer:
1-4 Family Residential	348,569	346,153	317,308
Auto Loans	206,777	191,647	174,454
Other Consumer	71,559	70,209	68,943
Construction	89,446	78,401	78,782
Total loans held for investment	$1,935,653	$1,957,197	$1,913,884

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	June 30, 2019	December 31, 2018	June 30, 2018

Deposits:
Noninterest-bearing demand deposits	$513,383	$510,067	$495,293
NOW & other transaction accounts	259,111	368,806	283,591
MMDA & other savings	1,193,619	1,087,044	1,098,836
Time deposits	315,745	311,537	305,911
Total deposits	$2,281,858	$2,277,454	$2,183,631

Non-GAAP Financial Measures

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry.  However, we also evaluate our performance based on certain additional financial measures discussed in this press release as being non-GAAP financial measures.  We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows.  Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this press release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP.  Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this press release may differ from that of other companies reporting measures with similar names.  It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this press release when comparing such non-GAAP financial measures.

Tangible Book Value Per Common Share.  Tangible book value per share is a non-GAAP measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions.  The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share. We believe that the tangible book value per common share measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

As we did not have any goodwill or other intangible assets for the periods presented, our tangible book value per common share for such periods ended was the same as our respective book value per common share.

Tangible Common Equity to Tangible Assets.  Tangible common equity to tangible assets is a non-GAAP measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions.  We calculate tangible common equity, as described above, and tangible assets as total assets less goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization.  The most directly comparable GAAP financial measure for tangible common equity to tangible assets is total common shareholders’ equity to total assets.  We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity to tangible assets, each exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.

As we did not have any goodwill or other intangible assets for the periods presented, our tangible common equity to tangible assets for such periods ended was the same as our respective common shareholders’ equity to total assets.